701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779

(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Issues Updates on Fiscal 2013

RONKONKOMA, NY – May 1, 2013 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a leading global manufacturer of industrial protective clothing for industry, municipalities, healthcare and to first responders on the federal, state and local levels, today announced the Company has filed a Form 12b-25 requesting delay in filing its Annual Report on Form 10-K. The Company is working with a potential financing opportunity, currently in the process of due diligence. The company can offer no assurance that such financing will close on a timely basis or will close at all.

The following is the Company’s preliminary revenue data:

Summary of Revenue ($000)
	year ended January 31,		quarter ended January 31,
	2013	2012	2013	2012
Sales	$95,118	$96,327	$23,399	$20,165

▪	The Company took a $10 million goodwill impairment charge against our Brazil operations as a result of poor sales in Brazil in the fourth quarter of fiscal 2013, which we reported on March 7, 2013.

▪	The Company anticipates that it will take an additional $800,000 markdown on the Indian assets held for sale due to the difficulty in disposing of this property and the likely realizable value.

▪	Excluding Brazil sales, Lakeland worldwide sales have had sequential growth for four consecutive quarters starting with Q4 fiscal 2012 as the low point resulting from the termination of the Company’s supply contract with DuPont.

Lakeland sales with and without Brazil by quarter ($000)

	Q4FY12	Q1FY13	Q2FY13	Q3FY13	Q4FY13	Q4 year over year
Lakeland consolidated sales	$20,165	$23,981	$23,499	$24,239	$23,399	$3,234	16.0%
Brazil sales	3,036	5,191	4,699	4,285	2,683	(353)	(11.6%	)
Lakeland worldwide sales excluding Brazil	17,129	18,790	18,800	19,954	20,716	3,587	20.9%
Sequential growth by quarter (excluding Brazil)		9.7%	0.1%	6.1%	3.8%

▪	The Company has paid a total of $1.6 million against the Brazil settlement liability since September 2012 through March 2013. All of which came from operating cash flow in the US with no borrowing needed.

▪	External sales growth in China, UK and Chile remain very strong.

Commenting on the recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We have had a difficult time in Brazil starting with a judgment against the Company in the amount of approximately US$12 million, followed by a precipitous drop in sales as an indirect result of the judgment. We are working diligently on right sizing the Brazil operations. We are looking into potentially selling this operation while at the same time working on restructuring the operation. Readers should consider that most of the problems we encountered over the past 11 months result directly or indirectly from the Brazilian operations. Thus, we plan to either resolve or extricate ourselves from this situation as quickly as possible. Besides being a tremendous distraction to management, Brazil has caused the US parent to incur a tremendous amount of additional legal, travel, investment banking and banking expenses among other expenses to deal with all the falling domino problems caused by Brazil.”

Mr. Ryan also stated, “Lakeland will continue to seek to reduce operating costs this coming year, dispose of low ROI assets and increase sales.

Financial Results Conference Call

Lakeland will host a conference following the release of our Annual Report filed on Form 10-K.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:

Lakeland Industries

631-981-9700

Christopher Ryan, CJRyan@lakeland.com

Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.